Exhibit 4.1

INVESTOR RIGHTS AGREEMENT

OF

MULTI-COLOR CORPORATION

Dated as of October 3, 2011

TABLE OF CONTENTS

1.	Defined Terms	1

2.	Board of Directors	5

3.	Transfer Restrictions	7

4.	Shelf Registration	9

5.	Demand Registration	9

6.	Piggyback Registration	12

7.	Lock-up Agreement	13

8.	Registration Procedures	14

9.	Rule 144	18

10.	Expenses	18

11.	Indemnification	19

12.	Participation in Underwritten Registrations	21

13.	Preservation of Rights	22

14.	Standstill Provisions	22

15.	Termination	22

16.	Notices	22

17.	Entire Agreement	23

18.	Successor and Assigns	24

19.	No Third-Party Beneficiaries	24

20.	Headings	24

21.	Amendment, Modification and Waiver	24

22.	Severability	24

23.	Remedies	25

24.	Governing Law	25

25.	Waiver of Jury Trial	25

26.	Counterparts	26

27.	Conflicting Agreements	26

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”), is made and entered into as of October 3, 2011, by and between Multi-Color Corporation, an Ohio corporation (the “Company”) and each of the stockholders of the Company whose name appears on the signature pages hereof (together with each stockholder that becomes a party hereto from time to time, the “Investors” and each, individually, an “Investor”).

WHEREAS, the Company is a party to a Merger and Stock Purchase Agreement, dated as of October 3, 2011, (as the same may be amended from time to time, the “Merger Agreement”), by and between the Company, M Acquisition, LLC, a Delaware limited liability company, Adhesion Holdings, Inc., a Delaware corporation, DLJ South American Partners, L.P., a Delaware limited partnership, pursuant to which the Company has issued to the Investors shares of Common Stock (as defined below); and

WHEREAS, in connection with and as a condition to the consummation of the transactions contemplated by the Merger Agreement, and pursuant to the terms of the Merger Agreement, the parties desire to enter into this Agreement in order to grant certain rights to the Investors and to subject the Investors to certain restrictions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Company (and any successor governing body of the Company or any successor of the Company).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Commission” means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, no par value, of the Company and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or similar event).

“Company” has the meaning set forth in the Preamble.

“Company Securities” means any Common Stock or Convertible Securities.

“Convertible Securities” means securities or obligations that are exercisable for, convertible into or exchangeable for Common Stock. The term includes options, warrants, notes or other rights to subscribe for, purchase, convert into or exchange for Common Stock or to subscribe for or purchase other securities or obligations that are directly or indirectly convertible into or exchangeable for Common Stock.

“DCH Investor Parties” means Diamond Castle Partners IV, L.P., Diamond Castle Partners IV-A, L.P. and Deal Leaders Fund, L.P.

“Demand Registration” has the meaning set forth in Section 5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

“Governance Committee” means the Board’s Nominating and Corporate Governance Committee, or any successor committee of the Board delegated with the authority to nominate individuals for approval by the Board or at the annual meeting of shareholders of the Company.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Inspectors” has the meaning set forth in Section 8(h).

“Investor” has the meaning set forth in the Preamble.

“Investor Directors” has the meaning set forth in Section 2(a).

“Majority Holders” has the meaning set forth in Section 2(a).

“Merger Agreement” has the meaning set forth in the Recitals.

“Permitted Transferees” means, (i) with respect to any DCH Investor Party and its Permitted Transferees, any Affiliate of any DCH Investor Party and any other entity that is managed by Diamond Castle Holdings, LLC, (ii) with respect to any other Investor that is an entity, any Affiliate of such Investor and (iii) with respect to any Investor that is an individual (provided that if an Investor is an entity owned by an individual, solely for purposes of this definition, the individual shall be deemed to be the Investor), (A) any executor, administrator or testamentary trustee of such Investor’s estate if such Investor dies, (B) any transferee receiving Company Securities of such Investor by will, intestacy laws or the laws of descent or survivorship, (C) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Investor or one or more lineal descendants or siblings or parents of such Investor or (D) any corporation, partnership or other entity of which such Investor owns directly the majority of the outstanding equity securities or other ownership interests or of which such Investor is otherwise entitled to appoint a majority of the board of directors or other managing body; provided, however, that (i) such transferee shall agree to be bound by the terms of this Agreement applicable to the Investor and (ii) with respect to the DCH Investor Parties or any Permitted Transferee of the DCH Investor Parties, the term “Permitted Transferees” shall not include at any time any portfolio companies of the DCH Investor Parties or their Affiliates or any limited partner of such DCH Investor Party.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Piggyback Registration” has the meaning set forth in Section 6(a).

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including free writing prospectuses (as defined in Rule 405 promulgated under the Securities Act), post-effective amendments and all materials incorporated by reference in such prospectus or prospectuses.

“Qualified Offering” means a transaction (including an offering pursuant to an effective registration statement, including a Shelf Registration) in which Company Securities registered under a Registration Statement are sold to an underwriter on a firm commitment basis for reoffering and resale to the public, an offering that is a “bought deal” with one or more investment banks, a block trade or other sale of shares to one or more purchasers in a limited offering or sales process.

“Records” has the meaning set forth in Section 8(h).

“Registrable Securities” means (a) any shares of Common Stock issued to the Investors pursuant to the Merger Agreement, and (b) any shares of Common Stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 or Rule 145 (or other exemption from registration under the Securities Act) under the Securities Act are met other than Transfers to Permitted Transferees, (iii) such securities are Transferred (other than solely with respect to a pledge or hedging transaction) to any Person other than a Permitted Transferee and other than Transfers in a merger or consolidation in an exchange of the sort referred to in clause (b) of this definition, (iv) such securities shall have ceased to be outstanding; or (v) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.

“Registration Statement” means any registration statement of the Company filed with the Commission under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including any Prospectus, free writing prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time or any successor rule thereto or any complementary rule thereto hereafter adopted by the Commission.

“Rule 145” means Rule 145 promulgated under the Securities Act, as such rule may be amended from time to time, or any successor rule thereto or complementary rule thereto hereafter adopted by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

“Selling Expenses” means all underwriting fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals).

“Selling Holders’ Counsel” means, with respect to any single registration, one counsel selected by holders of a majority of the Registrable Securities being registered in such registration.

“Transfer” means, with respect to any Registrable Securities, offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, dispositions by operation of law, or dispositions in a merger or consolidation to which the Company is a party (unless the Company has entered into an agreement with respect thereto).

2. Board of Directors.

(a) Nomination of Directors. The holders of Registrable Securities that hold immediately after the Closing a majority of the Registrable Securities then outstanding (together with their Permitted Transferees, the “Majority Holders”) shall have the right to nominate for election to the Board (the directors so nominated, the “Investor Directors”) up to:

(i) two directors, so long as the Majority Holders beneficially own (A) 12.6% or more of the total outstanding shares of Common Stock and (B) 40% or more of the shares of the Common Stock issued to the Majority Holders pursuant to the Merger Agreement (as such number is adjusted to take into account stock dividends, stock splits, recapitalizations, mergers, consolidations or similar events with respect to the outstanding shares of Common Stock effected after the date hereof); or

(ii) one director, so long as the Majority Holders beneficially own less than 12.6% of the total outstanding Common Stock of the Company but 40% or more of the shares of the Common Stock issued to the Majority Holders pursuant to the Merger Agreement (as such number is adjusted to take into account stock dividends, stock splits, recapitalizations, mergers, consolidations or similar events with respect to the outstanding shares of Common Stock effected after the date hereof).

The Majority Holders acknowledge and agree that if at any time the Majority Holders own fewer than 40% of the shares of Common Stock issued to the Majority Holders pursuant to the Merger Agreement (as such number is adjusted to take into account stock dividends, stock splits, recapitalizations, mergers, consolidations or similar events with respect to the outstanding shares of Common Stock effected after the date hereof), the Majority Holders’ rights under this Section 2 shall terminate and no longer be of any force or effect.

(b) Delivery to Governance Committee. The name of each nominee for an Investor Director shall be delivered to the Governance Committee no later than the date which a shareholder proposal made pursuant to Exchange Act Rule 14a-8 is required to be delivered to the Company for the same shareholder meeting, provided that in the event the Majority Holders fail to provide any such notice, the nominee(s) for the Investor Director(s) shall be the person(s) then serving as the Investor Director(s). Any such nominee for an Investor Director shall be subject to satisfaction of all legal and governance requirements regarding service as a director of the Company, including, but not limited to, such nominee’s possession of all requisite qualifications under applicable law and the Company’s Articles of Incorporation and Code of Regulations as in effect on the date of the Merger Agreement, provided that any such nominee shall not be required to be qualified as an independent director. On the Closing Date, the Company shall cause the following two initial Investor Directors to be elected and appointed to the Board: Ari Benacerraf and Lee Wright. Each Investor Director appointed pursuant to this Section 2 shall continue to hold office until such Investor Director’s term expires, subject, however, to prior death, resignation, retirement, disqualification, removal for cause or termination of this Agreement as provided in Section 15.

(c) Replacement of Directors. In the event of the death, resignation, retirement, disqualification or removal for cause of an Investor Director or in the event of the failure of any nominee for an Investor Director to be elected, the Majority Holders shall have the right to designate a replacement to fill such vacancy. The Company shall take all action within its power to cause such vacancy to be filled by the replacement so designated, and the Board shall promptly elect to the Board a replacement director designated by the Majority Holders, subject to the provisions of Section 2(a) and 2(b), to fill the resulting vacancy, and such individual shall then be deemed an Investor Director for all purposes of this Agreement.

(d) Continuing Designation of Investor Directors. At each meeting of the Company’s shareholders at which the election of directors is to be considered, the Company shall, subject to the provisions of Section 2(a) and 2(b), nominate the Investor Director(s) designated by the Majority Holders for election to the Board by the Company’s shareholders and solicit proxies from the Company’s shareholders in favor of the election of the Investor Directors. Subject to the provisions of Section 2(a) and 2(b), the Company shall use its reasonable best efforts to cause each Investor Director to be elected to the Board (including voting all unrestricted proxies in favor of the election of such Investor Director and including recommending approval of such Investor Director’s appointment to the Board) and shall not take any action which would reasonably be expected to diminish the prospects of such Investor Director(s) of being elected to the Board.

(e) Observer Rights. For so long as Majority Holders shall have the right to designate a nominee for election to the Board and to the extent the Board does not have at least one Investor Director, (i) such holders shall be entitled to designate a representative to the Board and such representative shall be entitled to attend all meetings of the Board in a nonvoting observer capacity, and (ii) the Company shall provide such representative copies of all notices, minutes, consents and other materials that it provides to its directors, provided, however, that such representative shall agree to hold in confidence all information provided, and provided, further, that the Company may withhold any information and exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting would cause the Company to forfeit the attorney-client privilege between the Company and its counsel.

(f) Steering Committee. At Closing, the Company shall establish a steering committee for the purpose of integrating the business of the Company, Adhesion Holdings, Inc. and their respective Subsidiaries. The Majority Holders shall have the right to designate a representative to serve on such committee; provided however, the Company shall not have any obligation to reimburse the Majority Holders or such designee for any costs or expenses associated with such service.

(g) Exercise of Majority Holders’ Rights. Any rights granted to the Majority Holders’ hereunder shall be exercised by the delivery to the Company of a written notice duly executed by a sufficient number of holders of Registrable Securities to constitute the “Majority Holders” and certifying that such Persons comprise the Majority Holders.

(h) Other Rights. Upon the Majority Holders ceasing pursuant to this Section 2 to have the right to designate a nominee for election to the Board, the Company shall enter into the letter agreement attached hereto as Exhibit A; provided, that such letter agreement shall automatically terminate at such time as the Majority Holders cease to hold at least 5% of the shares of the Common Stock issued to the Majority Holders pursuant to the Merger Agreement (as such number is adjusted to take into account stock dividends, stock splits, recapitalizations, mergers, consolidations or similar events with respect to the outstanding shares of Common Stock effected after the date hereof).

3. Transfer Restrictions.

(a) No Registrable Securities covered by this Agreement shall be Transferred except in compliance with this Section 3 regardless of whether such Registrable Securities have been registered under a Registration Statement.

(b) Notwithstanding the provisions of Section 3(d):

(i) during the first year following the date of this Agreement, an Investor shall not be permitted to Transfer any Registrable Securities to any Person other than to its Permitted Transferees; and

(ii) during the period beginning on the first anniversary of the date of this Agreement and ending on the second anniversary of the date of this Agreement, an Investor shall not Transfer to any Person (other than its Permitted Transferees) more than and, together with its Permitted Transferees, shall retain full record and beneficial ownership of at least 50% of the Registrable Securities issued to such Investor and its Permitted Transferees pursuant to the Merger (as such number is adjusted to take into account stock dividends, stock splits, recapitalizations, mergers, consolidations or similar events with respect to the outstanding shares of Common Stock effected after the date hereof).

(c) Each certificate representing shares of Common Stock covered by this Agreement shall (unless otherwise permitted by the provisions of paragraphs (d) and (f) below) be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY

THIS CERTIFICATE ARE ALSO SUBJECT TO AN INVESTOR RIGHTS AGREEMENT DATED AS OF OCTOBER 3, 2011 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTIES NAMED THEREIN. THE TERMS OF SUCH INVESTOR RIGHTS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER. A COPY OF SUCH AGREEMENT WILL BE SENT TO THE SHAREHOLDER WITHOUT CHARGE BY THE COMPANY WITHIN FIVE DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR.”

(d) Subject to this Section 3 (including the transfer restrictions set forth in Section 3(b), which expire in their entirety on the second anniversary of the date of this Agreement, and the requirements of this Section 3(d)), Registrable Securities may be Transferred to any Person. Each holder of any Registrable Securities by acceptance thereof agrees, prior to any Transfer of such Registrable Securities (other than pursuant to a Registration Statement), to give written notice to the Company of such holder’s intention to effect such Transfer and to comply in all other respects with the applicable provisions of this Section 3. Each such notice shall describe the manner and circumstances of the proposed Transfer. Upon written request by the Company, the holder delivering such notice shall deliver, a written opinion, addressed to the Company, of counsel for the holder of such shares, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company) such proposed Transfer does not involve a transaction requiring registration or qualification of such shares under the Securities Act. Subject to paragraph (b) above, such holder of such shares shall be entitled to Transfer such shares in accordance with the terms of the notice delivered to the Company, if the Company does not request such opinion, within five (5) Business Days after delivery of such notice, or, if it requests such opinion, does not reasonably object in writing to such Transfer within five Business Days after delivery of such opinion. Each certificate or other instrument evidencing such Transferred shares of Common Stock shall bear the legend set forth in paragraph (c) above unless (i) such opinion of counsel to the holder of such shares (which opinion and counsel shall be reasonably acceptable to the Company) states that registration of any future Transfer is not required by the applicable provisions of the Securities Act, (ii) such Transfer is made pursuant to a Registration Statement or (iii) the Company shall have waived the requirement of such legends.

(e) In addition to any remedy available at law or in equity to the Company, any purported Transfer in violation of this Agreement shall be null and void ab initio and the Company shall not have any obligation to recognize any such purported Transfer or any such purported transferee or to accord any such transferee any rights as a shareholder or any of the rights otherwise described in this Agreement.

(f) Notwithstanding the foregoing provisions of this Section 3, the restrictions imposed by this Section 3 upon the transferability of any Registrable Securities shall cease and terminate when any such Registrable Securities are Transferred in accordance with Section 3(b) of this Agreement and all applicable securities laws. Whenever the restrictions imposed by this Section 3 shall terminate, the holder of any shares of Common Stock as to which such restrictions have terminated shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in paragraph (c) above and not containing any other reference to the restrictions imposed by this Agreement.

4. Shelf Registration.

(a) Subject to the provisions of Section 5(b), on or prior to the first anniversary of the date of this Agreement, the Company shall use reasonable best efforts to qualify for registration on Form S-3 or any similar short-form Registration Statement under the Securities Act and shall register on Form S-3 or such similar short-form the offer and sale of all of the Registrable Securities, which registration shall be a shelf registration providing for the registration of, and the sale on a continuous or delayed basis of, all of the Registrable Securities, pursuant to Rule 415 promulgated under the Securities Act or otherwise (the “Shelf Registration”). The Company shall use reasonable best efforts to file a Registration Statement for such Shelf Registration and cause such Registration Statement to become effective on or prior to the first anniversary of the date of this Agreement.

(b) Subject to the provisions of Section 5(b), upon filing a Shelf Registration, the Company shall use its reasonable best efforts to keep such Shelf Registration effective with the Commission at all times and to re-file such Shelf Registration upon its expiration, and to cooperate in any shelf take-down, whether or not a Qualified Offering, by amending or supplementing the Prospectus related to such Shelf Registration as may be reasonably requested by the Majority Holders or as otherwise required in accordance with the intended method of disposition by the Majority Holders (which may include a disposition via a Qualified Offering), until such time as all Registrable Securities that could be sold in such Shelf Registration have been sold or are no longer outstanding.

5. Demand Registration.

(a) At any time after the first anniversary of the date of this Agreement, the Majority Holders shall have the right to request registrations of Qualified Offerings of all or any part of the Registrable Securities so long as the public offering price thereof, determined based on the closing price of the Common Stock at the close of business on trading day immediately preceding the date of such request, would be no less than US$25,000,000 (a “Demand Registration”), and the Company shall use its reasonable best efforts to facilitate such offering, including the actions required by Section 8. Each request for a Demand Registration shall specify the number of Registrable Securities requested to be registered. After the Company receives a request for a Demand Registration, it shall promptly, but not later than ten days after such request, provide notice to any and all other holders of Company Securities who may have rights to receive such notice in connection with rights any such other holders may have to include Company Securities in a Registration Statement (including pursuant to Section 6) and such other holders shall then have five days to notify the Company in writing of their desire to be included in the registration. Unless the Majority Holders elect to have such Demand Registration completed as a Shelf Registration, in which case the provisions in Section 4(b) shall apply, the Company shall cause a Registration Statement to be filed as soon as practicable and in any event within 30 days after the date on which the initial request is given and shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the Commission as soon as reasonably practicable thereafter and to maintain the effectiveness of such Registration Statement for a period of at least 180 days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the holders of Registrable Securities refrain from selling any securities included in such registration at the request of the Company or any underwriter of the Company pursuant to the provisions of this Agreement.

(b) The Company shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration, or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register, and actually sold the shares of Registrable Securities requested to be included therein. The Company may postpone, for up to an aggregate of 90 days in any period of twelve consecutive months, the filing (but not the preparation), effectiveness or continued use of a Registration Statement, including a Shelf Registration Statement, with respect to a Demand Registration, if such circumstances would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Board (after consultation with external legal counsel) (i) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (iii) would reasonably be expected to have a material adverse effect on the Company or its business or on the Company’s ability to effect a bona fide material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction; provided, that in such event the Majority Holders requesting a Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all registration expenses in connection with such registration. The Company may delay a Demand Registration hereunder only twice in any period of twelve consecutive months. Upon disclosure of such information or the termination of the condition described above, the Company shall promptly (x) provide notice to the Investors whose Registrable Securities are included in the Registration Statement, (y) terminate any suspension of sales it has put into effect and (z) take such other actions necessary to permit registered sales of Registrable Securities as required or contemplated by this Agreement, including, if necessary, preparation and filing of a post-effective amendment or prospectus supplement so that the Registration Statement and any prospectus forming a part thereof will not include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. In the event that the Company exercises its rights under the first sentence of this Section 5(b), such Investors agree to suspend, promptly upon receipt of notice of the exercise of such rights by the Company, the use of any Prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities.

(c) If the Majority Holders elect to distribute the Registrable Securities covered by their request for a Demand Registration in an underwritten offering, they shall so advise the Company as part of their request made pursuant to Section 5(a). The Majority Holders shall select the investment banking firm or firms to act as the managing underwriter or underwriters, lead book runner(s) and/or placement agents, if any, in connection with such offering (including, without limitation, any offering effected through a Shelf Registration); provided, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld or delayed. If a Demand Registration is initiated as an underwritten offering by the Majority Holders, and the managing underwriter advises the Company that in its good faith opinion the number of shares of Common Stock proposed to be included in such registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the success of such offering or the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration the number of shares of Common Stock requested to be included therein by the Majority Holders and by other holders of Common Stock (other than the Majority Holders) having piggyback registration rights under Section 6 hereof or under a Similar Registration Rights Agreement (as defined below) entered into in accordance with Section 27, that in the good faith opinion of such underwriter can be sold without adversely affecting the success of such offering or price per share of Common Stock to be sold in such offering, allocated pro rata among the holders on the basis of the number of Registrable Securities and the number of other shares of Common Stock (on a fully-diluted, as converted basis), as applicable, owned by the Investors and all such holders, or in such other manner as they may agree.

(d) The Company shall not be required to effect a Demand Registration more than two times for the Majority Holders. No Demand Registration shall be deemed to have occurred for purposes of the first sentence of the paragraph if (i) the Registration Statement relating thereto (x) does not become effective, (y) is not maintained effective for the period required pursuant to Section 5(a), or (z) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a stop order, injunction, or similar order or requirement of the Commission during such period, (ii) more than 80% of the Registrable Securities requested by the Majority Holders to be included in such registration are not so included pursuant to Section 5(c) or (iii) the conditions to closing specified in any underwriting agreement, purchase agreement or similar agreement entered into in connection with the registration relating to such request are not satisfied or otherwise waived by the Majority Holders.

6. Piggyback Registration.

(a) Whenever the Company proposes to register any shares of its Common Stock under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or a Registration Statement on Form S-4, S-8 or any successor form thereto promulgated for similar purposes or filed in connection with an exchange offer or any employee benefit plan or any dividend reinvestment plan or another form not available for registering the Registrable Securities for sale to the public), whether for its own account or for the account of one or more stockholders of the Company and the form of Registration Statement to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to the Investors of its intention to effect such a registration, which notice shall describe the proposed registration and distribution, the proposed date of filing of such Registration Statement, any proposed managing underwriter or underwriters and a good faith estimate by the Company of the proposed maximum offering price thereof, as such price is proposed to appear on the facing page of such Registration Statement, and, subject to Section 6(b) and Section 6(c), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the Investors within 10 days after the Company’s notice has been given to each such holder. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 5 of this Agreement. Any holder of Registrable Securities who has elected to sell Registrable Securities in an underwritten offering pursuant to this Section 6 shall be permitted to withdraw from such registration by written notice to the Company if the price to the public at which the Registrable Securities are proposed to be sold will be less than 90% of the average closing price of the class of stock being sold in the offering during the ten trading days preceding the date on which the notice of such offering was given to such holder pursuant to this Section 6(a). No registration of Registrable Securities effected under this Section 6 shall relieve the Company of its obligations pursuant to Section 4 and Section 5.

(b) If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration) that in its good faith opinion the number of shares of Common Stock proposed to be included in such registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the success of the offering or the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration (i) first, the number of shares of Common Stock that the Company proposes to sell; and (ii) second, the number of shares of Common Stock requested to be included therein by the Investors and holders of Common Stock (other than the Investors) having piggyback registration rights under Section 6 hereof or under a Similar Registration Rights Agreement (as defined below) entered into in accordance with Section 27, that in the good faith opinion of such underwriter can be sold without adversely affecting the success of the offering or price per share of the Common Stock to be sold in such offering, allocated pro rata among the Investors and such holders on the basis of the number of Registrable Securities and the number of shares of Common Stock (on a fully diluted, as converted basis), as applicable, owned by the Investors and all such holders or in such manner as they may otherwise agree.

(c) If a Piggyback Registration is initiated as an underwritten offering on behalf of a holder of Common Stock other than Registrable Securities, and the managing underwriter advises the Company that in its good faith opinion the number of shares of Common Stock proposed to be included in such registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering having piggyback registration rights under Section 6 hereof or under a Similar Registration Rights Agreement (as defined below) entered into in accordance with Section 27, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the success of the offering or the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration the number of shares of Common Stock requested to be included therein by the Investors and by such holders of Common Stock (other than the Investors) that in the good faith opinion of such underwriter can be sold without adversely affecting the success of the offering or price per share of the Common Stock to be sold in such offering, allocated pro rata among the Investors and such other holders on the basis of the number of Registrable Shares and the number of shares of Common Stock (on a fully-diluted, as converted basis), as applicable, owned by the Investors and all such other holders, or in such manner as they may agree.

(d) If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

7. Lock-up Agreement.

(a) Each holder of Registrable Securities agrees that in connection with any public offering of the Company’s Common Stock or other equity securities, and upon the request of the managing underwriter in such offering, such holder shall not, without the prior written consent of such managing underwriter, during the period commencing on the effective date of such registration and until the date specified by such managing underwriter (such period not to exceed 90 days), (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock (whether such shares or any such securities are then owned by the Investor or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Registrable Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 7 shall not apply to sales of Registrable Securities to be included in such offering pursuant to Section 5(a) or Section 6(a), and shall be applicable to the holders of Registrable Securities only if all officers and directors of the Company and all stockholders owning more than 5% of the Company’s outstanding Common Stock are subject to the same restrictions. Each holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 7, each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 7 in the event and to the extent that the managing underwriter or the Company permits any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than 5% of the outstanding Common Stock. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 7 and shall have the right and power to enforce the provisions hereof as though they were a party hereto. Notwithstanding anything to the contrary, this Section 7(a) shall not be applicable (A) against any holder of Registrable Securities who was not provided the opportunity to include such holder’s Registrable Securities in such offering pursuant to Section 6(a) or (B) with respect to any Registrable Securities such holder requested to be included in such offering that were not so included pursuant to Section 6(b) or Section 6(c).

(b) If any registration pursuant to Section 5 shall be in connection with any underwritten offering, and upon the request of the managing underwriter in such offering, the Company shall not, without the prior written consent of such managing underwriter, during the period commencing on the effective date of such registration and until the date specified by such managing underwriter (such period not to exceed 90 days), effect any public sale or distribution of any Company Securities (other than registration on Form S-8 or S-4 (or any successor form)) for its own account and shall use its reasonable best efforts to cause its directors and senior executive officers to execute and deliver customary lock-up agreements in such form and in such time period up to 90 days as requested by the managing underwriter.

8. Registration Procedures. If and whenever the holders of Registrable Securities request that any Registrable Securities be registered pursuant to the provisions of this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as reasonably practicable:

(a) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish or otherwise make available copies of all documents (including exhibits thereto) proposed to be filed (other than Exchange Act documents incorporated by reference) to the selling holders of the Registrable Securities, the Selling Holders’ Counsel, the underwriters, if any, and counsel for the underwriters and such other documents reasonably requested by such counsel, including any comment letters from the Commission, provide reasonable time for the selling holders of the Registrable Securities, the Selling Holders’ Counsel, the underwriters, if any and counsel for the underwriters to review and comment on such documents, and include all such comments as reasonably requested by such holders, the underwriters, if any, and their respective counsel.

(b) subject to any other applicable terms and conditions herein, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and maintain the effectiveness of such Registration Statement for the period provided herein;

(c) prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period provided herein and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement;

(d) notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(e) furnish to each selling holder of Registrable Securities, without charge, such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller, and the Company hereby consents to the use of such Prospectus by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus;

(f) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder reasonably requests and to keep such registration or qualification in effect for so long as such Registration Statement is required to be kept effect, and do any and all other acts and things which may be reasonably necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 8(f);

(g) promptly notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such holder, the Company shall promptly prepare and furnish any such holder a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h) upon reasonable notice and during normal business hours make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, provided, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this Section 8(h) if (i) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information, or (ii) (A) either the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise, or the Company reasonably determines in good faith that such Records are confidential and (B) the Company so notifies the Inspectors in writing, unless prior to furnishing any such information with respect to clause (ii) such holder of Registrable Securities requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that each holder of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, to the extent legally permitted, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(i) provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration;

(j) use its reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed, on a national securities exchange selected by the Company;

(k) in connection with an Qualified Offering, (i) enter into such customary agreements (including underwriting and lock-up agreements in customary form), including making such customary representations and warranties to the selling holders of Registrable Securities and any underwriters, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, (ii) use its reasonable best efforts to furnish to the selling holders of Registrable Shares and any underwriter, a signed counterpart, addressed to the underwriter and the selling holders of Registrable Shares, (A) an opinion or opinions of counsel to the Company and updates thereof and customary negative assurance letters and (B) a “cold comfort” letter dated the effective date of such Registration Statement and the date of the closing under any underwriting agreement from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case maybe, as the Investor and the underwriters may reasonably request, and (iii) take all such other customary actions as the holders of such Registrable Securities or any managing underwriter of such offering reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities);

(l) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder) no later than 30 days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act; and

(m) without limiting Section 8(f) above, use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(n) notify the holders of Registrable Securities promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information;

(o) advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of (i) the issuance of any stop order, injunction or other order or requirement by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, (ii) the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any Registrable Securities under state securities or “blue sky” laws or the initiation or threatening of any proceeding for such purpose and (iii) the removal of any such stop order, injunction or other order or requirement or the lifting of any such suspension and promptly use its reasonable best efforts to prevent the issuance of any stop order, injunction or other order or requirement or to obtain its withdrawal at the earliest possible moment if such stop order, injunction or other order or requirement should be issued;

(p) cooperate with the holders of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(q) otherwise use its reasonable best efforts to take all other steps necessary, proper and advisable to effect the registration of Registrable Securities contemplated hereby and reasonably cooperate with the holders of such Registrable Securities to facility the disposition.

9. Rule 144. The Company covenants that it shall take such action as may be required from time to time to enable the Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including without limitation, to: file the reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if the Company is not required to file such reports, it will, upon the request of the Majority Holders, make publicly available such information so long as necessary to permit sales of Registrable Securities pursuant to Rule 144) in a timely manner. Upon the request of any Investor, the Company will deliver to such Investor a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

10. Expenses.

(a) All reasonable fees and expenses incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities, whether through a Shelf Registration, Demand Registration, Piggyback Registration or otherwise, including, without limitation, all registration and filing fees, underwriting expenses (other than Selling Expenses), expenses of any audits incident to or required by any such registration, fees and expenses of complying with securities and “blue sky” laws, printing expenses, fees and expenses of the Company’s counsel and accountants and reasonable fees and expenses of the Selling Holders’ Counsel (such fees and expenses of Selling Holders’ Counsel not to exceed, unless otherwise agreed to in writing by the Company, $100,000 in respect of any single Demand Registration and $50,000 in respect of any other single registration) shall be paid by the Company.

(b) All Selling Expenses relating to a registration pursuant to this Agreement shall be borne and paid by holders of Registrable Securities covered by such registration, in proportion to the number of Registrable Securities registered for each such holder. Each holder of the Registrable Securities shall bear (i) the fees and expenses of its own counsel, except for the reasonable fees and expenses of the Selling Holders’ Counsel required to be paid by the Company pursuant to Section 10(a) and (ii) stock transfer taxes applicable to the sale of its Registrable Securities.

11. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Investors, the Investors’ officers, directors, managers, employees, accountants, attorneys, agents, members, partners, stockholders and Affiliates, each underwriter, broker or any other Person acting on behalf of the Investors and each other Person, if any, who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each officer, director, manager, employee, accountant, attorney, agent, member, partner, stockholder and Affiliate of each such controlling person, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act), any documents incorporated therein, or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and shall reimburse each such Person for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder with respect to such holder or its Affiliate (other than the Company or any of its Subsidiaries) expressly for use therein, or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, free-writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities.

(b) In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Person who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act), or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent, that such untrue statement or omission is made in reliance upon and in conformity with information furnished in writing to the Company by such holder with respect to such holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall be limited to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 11, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party pursuant to this Section 11, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure materially prejudiced the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume, at the indemnifying party’s expense, the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, by giving written notice to the indemnified party within 20 days of the receipt of written notice from the indemnified party of such action of its intention to do so and acknowledging in writing the obligations of the indemnifying party with respect to such action; provided, that the indemnified party may continue to participate in such defense but after written notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, further, that if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against such indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of an indemnified party a conflict of interest may exist between such indemnified party and any other indemnified parties with respect to such claim, in which instance, the conflicting indemnified party shall have a right to retain one separate counsel at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of any action or claim referred to in this Section 11 effected without its written consent. The indemnifying party shall not consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by claimant or plaintiff to the indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder and (ii) does not involve the imposition of equitable remedies or the imposition of any obligation on the indemnified party or adversely affects such indemnified party other than as a result of financial obligations for which such indemnified party would be entitled to indemnification hereunder.

(d) If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each Investor, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty of fraudulent misrepresentation shall be entitled to contribution from any Person who was not guilty of fraudulent misrepresentation.

12. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements, so long as all holders participating in such underwritten offering are required to complete and execute substantially similar documents; provided, that no Person (other than the Company) shall be required to make any representations or warranties other than those related to title and ownership of, and power and authority to Transfer, the Registrable Securities and as to the accuracy and completeness of statements made in a Registration Statement, Prospectus or other document in reliance upon, and in conformity with, written information with respect to such Person or its Affiliate (other than the Company or any of its Subsidiaries) provided by such Person expressly for use therein.

Notwithstanding anything to the contrary, no Investor shall be required to agree to any indemnification obligations on the part of such Investor that are greater than its obligations pursuant to Section 11.

13. Preservation of Rights. Each selling holder of the Registrable Securities, upon receipt of any notice from the Company of any event of the kind described in Section 8(g) hereof, shall forthwith discontinue disposition of the Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 8(g) hereof, and if so directed in writing by the Company, such holder shall deliver to the Company (at the Company’s expense) or destroy, all copies, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice.

14. Standstill Provisions. Each Investor covenants and agrees that, neither such Investor nor its Affiliates, unless otherwise authorized by a majority of the disinterested members of the Board from the date of this Agreement until the earlier of (i) the termination of this Agreement with respect to such Investor in accordance with Section 15, (ii) the entry of a definitive agreement with the Company for a transaction that would result in change of control of the Company or the consummation of a transaction that results in a change of control of the Company or (iii) any time that such Investor (together with its Permitted Transferees) holds less than 5% of the issued and outstanding Company Securities, neither such Investor nor any of its Affiliates will acquire or offer to acquire, directly or indirectly, by purchase, lease, exchange, merger or otherwise (i) any Company Securities; (ii) any indebtedness of the Company to third parties; or (iii) any material portion of the assets of the Company (other than purchases of goods and services by portfolio companies of the Investors in the ordinary course of business).

15. Termination. This Agreement shall terminate and be of no further force or effect when, (i) with respect to the Company, there shall no longer be any Registrable Securities outstanding and (ii) with respect to each Investor, (x) such Investor shall cease to hold any Registrable Securities or (y) such Investor shall otherwise elect to terminate its participation hereunder; provided, that, in each case, the provisions of Section 10 and Section 11 shall survive any such termination, and in the case of a termination pursuant to the foregoing clause (ii)(y), the provisions of Sections 2, 3, 9 and 14 shall also survive any such termination.

16. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below and if to any other Investor, to the address of such other Investor as shown in the stock record book of the Company (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16).

If to a DCH Investor Party:	c/o Diamond Castle Holdings, LLC 280 Park Avenue 25th Floor, East Tower New York, NY 10017 Attention: Ari Benacerraf Fax: (212) 983-1234

with a required copy (which shall not constitute notice) to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Jonathan E. Levitsky, Esq. Fax: (212) 909-6836

If to the Company:	Multi-Color Corporation 4053 Clough Woods Drive Batavia, Ohio 45103 Attention: Nigel A. Vinecombe, Chief Executive Officer and President Fax: (513) 381-2813

with a required copy (which shall not constitute notice) to:	Multi-Color Corporation 4053 Clough Woods Drive Batavia, Ohio 45103 Attention: Sharon E. Birkett Vice President Finance, Chief Financial and Accounting Officer and Secretary Fax: (513) 381-2813

with a required copy (which shall not constitute notice) to:	Keating Muething and Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, Ohio 45202 Attention: Michael J. Moeddel, Esq. Fax: (513) 579-6457

17. Entire Agreement. This Agreement, together with the Merger Agreement and any related exhibits and schedules thereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

18. Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Other than Transfers of Registrable Securities to Permitted Transferees and as otherwise expressly set forth herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Registrable Securities or otherwise. Any Permitted Transferee acquiring Registrable Securities or other Person acquiring Registrable Securities that is required or permitted by the terms of this Agreement to become a party hereto shall execute a joinder agreement and shall thenceforth be an Investor.

19. No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

20. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

21. Amendment, Modification and Waiver. The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and the Majority Holders, provided, that, without the consent of an Investor, this Agreement shall not be amended in a manner that would, by its terms, adversely affect the rights or obligations of such Investor which does not adversely affect the rights or obligations of all other similarly situated Investors in the same manner. No waiver by any party or parties hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23. Remedies. Each Investor, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

24. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state; provided, however, that with respect to Section 2 only Ohio law shall govern the relative rights, obligations, powers, duties and other internal affairs of the Company and the Board and without reference to the choice-of-law provisions that would result in the application of the laws of a different jurisdiction. The parties agree that any Actions seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Chancery Court of the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 16 shall be deemed effective service of process on such party.

25. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 25.

26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed.

27. Conflicting Agreements. Except as disclosed to the Majority Holders prior to the date of the Merger Agreement, the Company has not entered into any agreement providing any Person with registration rights with respect to Company Securities that are equal to, or more favorable in any respect than, or that otherwise would conflict with, the rights granted hereunder. From and after the date of this Agreement, the Company shall not, (a) for so long as the Majority Holders own beneficially in excess of 1% of the Company’s then outstanding shares of Common Stock, enter into any agreement providing any Person with registration rights with respect to Company Securities that are equal to, or more favorable in any respect than, or that otherwise would conflict with, the rights granted hereunder and which does not expressly provide that the Investors in this Agreement have priority over such Persons in any subsequent registration statement or (b) enter into any agreement or arrangement, take any action, or permit any change to occur that violates or subordinates the rights expressly granted to the Investors in this Agreement; provided, that the Company may on a single occasion provide registration rights to any one Person or group of Persons (the “Selling Stockholders”) in respect of shares issued in any one transaction or series of related transactions so long as (i) such rights are no more favorable to such Selling Stockholders than this Agreement (a “Similar Registration Rights Agreement”) and (ii) the aggregate number of Company Securities issued in such transaction or series of related transactions (A) equals or exceeds (on a fully diluted basis) the number of Registrable Securities outstanding as of the date of the consummation of such transaction or transactions and (B) does not exceed 25% of the issued and outstanding Common Stock immediately prior to the Closing (in the case of each of the foregoing clauses (A) and (B), as such number is adjusted to take into account stock dividends, stock splits, recapitalizations, mergers, consolidations or similar events with respect to the outstanding shares of Common Stock effected after the date hereof).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the date first written above.

MULTI-COLOR CORPORATION

By:	/s/ Mary T. Fetch
Name:	Mary T. Fetch
Title:	Vice President, Corporate Controller and Treasurer

DIAMOND CASTLE PARTNERS IV, L.P.

By:	/s/ Ari Benacerraf
Name:	Ari Benacerraf
Title:	Authorized Person

DIAMOND CASTLE PARTNERS IV-A, L.P.

By:	/s/ Ari Benacerraf
Name:	Ari Benacerraf
Title:	Authorized Person

DEAL LEADERS FUND, L.P.

By:	/s/ Ari Benacerraf
Name:	Ari Benacerraf
Title:	Authorized Person

Exhibit A

Form of VCOC Letter Agreement